Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made effective as of the 7th day of February 2025 (the “Effective Date”) by and between KMX Technologies, Inc., a Delaware corporation (“Licensor”) and Stardust Power, Inc., a Delaware corporation (“Licensee”) (each a “Party” and collectively, the “Parties”).

WHEREAS, in exchange for the Royalty payable to Licensor by Licensee herein, Licensor has agreed to exclusively license the Licensed Technology to Licensee for all legally permissible business purposes and applications within the Field of Use and inside the boundaries of the Territory as set forth herein; and

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the mutual representations and warranties contained herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings (other terms defined in this Agreement but not listed below have the meanings so given them in this Agreement):

“Actual Royalty Amount” means the sum of (x) the total value of the Shares remaining unsold by Licensor determined as of 15-day volume weighted average closing price on the NASDAQ (National Association of Security Dealers Automated Quotations) market close on the date that is Two Hundred and Forty (240) days following the Effective Date; plus (y) the total of all sale proceeds received by Licensor from the sale of Shares, as permitted by this Agreement, at any time prior to the date that is Two Hundred and Forty (240) days following the Effective Date. If the market is closed on the date that is Two Hundred and Forty (240) days following the Effective Date, the immediately following date in which the market is open shall be utilized for calculating the Actual Royalty Amount.

Affiliate(s)” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, any other Person. A Person shall be deemed to control a corporation or similar legal entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or similar legal entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given to that term in the Preamble.

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“Confidential Information” means and includes all trade secrets and confidential information of the disclosing Party in tangible or intangible form, including but not limited to, the disclosing Party’s confidential information and proprietary information related to inventions, know how, drawings, blueprints, manuals, technical specifications, prototypes, processes, process measurements, technical reports, analyses, tests, plans, drawings, models, ideas, schemes, correspondence, communications, lists, manuals, computer programs, software, firmware, techniques, methods, processes, routines, systems, procedures, practices, operations, modes of operation, apparatus, equipment, business opportunities, customer and supplier lists, negative information, and methods of combining information. Confidential Information shall not include, and all obligations regarding Confidential Information shall not apply to: (a) information that is or becomes generally available to the industry (e.g., available in the technical literature, databases, or the like) or the public other than as a result of the receiving Party’s breach of this Agreement; (b) information that was or is obtained by the receiving Party on a non-confidential basis from a third party that, to such receiving Party’s knowledge, was not legally or contractually restricted from disclosing such information; (c) information that the receiving Party establishes by documentary evidence, was in its possession prior to disclosure by the disclosing Party hereunder; or (d) information that the receiving Party establishes by documentary evidence, was or is independently developed by such receiving Party without using any Confidential Information.

“Effective Date” has the meaning given to that term in the Preamble

“Field of Use” means the concentration, refinement, purification, crystallization, recycling, and/or extraction of lithium from all any and all fluids, including water, brine and wastewater streams. Any processes, extraction, or commercial efforts utilized in conjunction with or related to the concentration, extraction, refining, or purification of lithium are included in the in the Field of Use, inclusive of all applications of lithium concentration, refinement, purification, crystallization, recycling and/or extraction. The Field of Use shall specifically exclude the Smackover Formation License. In addition, for the avoidance of doubt, the Field of Use is NOT to include and shall NOT include Beneficial Reuse as such terms is defined immediately below, which has been exclusively licensed by KMX to another party:

Beneficial Reuse means receiving, analyzing, and/or treating produced water generated from oil & gas operations to meet standards for re-use of such water and shall also mean and include any and all potential uses and/or re-uses of such produced water other than (i) reinjection of such produced water into a saltwater disposal well and (ii) lithium extraction from such produced water. For clarity, the field of Beneficial Reuse shall include, without limitation, all applications, uses and/or reuses of such oil and gas produced water including in drilling and completions; agricultural and crop irrigation; industrial; power generation; construction; concrete mixing; groundwater recharge; cooling towers; and/or dust control. For clarity, any mineral extraction processing, including lithium, will not be construed or deemed as Beneficial Reuse.

“First Renewal Term” has the meaning given to that term in Section 6.1(b).

“Force Majeure” means any act, event, or condition to the extent that it materially and adversely impacts, or affects, the ability of either Party to perform any obligation under this Agreement (except for payment obligations) and only to the extent that such act, event or condition, in light of circumstances that should have been known or reasonably believed to have existed at the time, is beyond the reasonable control and is not a result of the willful or negligent act, error or omission, or failure to exercise reasonable diligence on the part of the Party relying thereon. Examples of events that may qualify as Force Majeure under this Agreement include, but are not limited to, acts of God, landslide, lighting, earthquake, hurricane, flood, acts of a public enemy, war, blockade, insurrection, riot, or civil disturbance, the acts of civil or military authority, quarantine restrictions, riots, strikes, lockouts or other labor disputes, commercial impossibility, epidemics, fires, explosions and bombings, the inability to obtain or delays in obtaining permits or other private or governmental approvals, etc.

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“Initial Term” has the meaning given to that term in Section 6.1(a).

“Intellectual Property” means (a) (i) all patents, patent applications, inventions, and patent or invention disclosures (including provisional applications and applications for certificates of invention) existing as of the Effective Date, (ii) any patents issuing from or on any such patents, patent applications, inventions, or disclosures, (iii) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing, including without limitation any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, patent term extensions, refilings, revisions, re-examinations, renewals, and/or supplemental protection certificates of any of the foregoing, and (iv) any and all United States and foreign counterparts of any of the foregoing, (b) all copyrights, whether or not registered, (c) all confidential and proprietary information, including trade secrets and know-how, and (d) all registrations and applications for registration of the foregoing.

“KMX Technology” means and includes: (i) the Licensed Patent; (ii) any and all processes, methods, systems, technology, or equipment, whether patented or not, designed, created, manufactured, or licensed by Licensor and/or any of Licensor’s Affiliates utilizing vacuum membrane distillation to receive, process, analyze, concentrate, separate, and/or treat industrial and environmental fluid streams, including without limitation, brine and wastewater; together with (iii) all related components thereto; and (iv) any and all modifications, improvements and/or enhancements to any such process, method, system, technology, or equipment or related component made by Licensor from time to time.

“KMX VMD Unit” means a vacuum membrane distillation unit incorporating the KMX Technology.

“Licensed Patent” means and includes any of the following: (i) U.S. Patent Application No. U.S. 63/285,378 VACUUM MEMBRANE DISTILLATION MODULE AND PROCESS filed on 12-02-2021; (ii) U.S. Patent Application No. 63/328,501 MEMBRANE BUNDLE FOR HOLLOW FIBER MEMBRANE DISTILLATION filed on 4-07-2022; (iii) U.S. Patent Application No. 63/343,863 PROCESS FOR CONCENTRATION OF LITHIUM filed on 5-19-2022; (iv) U.S. Patent Application No. 18/662,224 filed 5-17-2024 for IMPROVED MEMBRANE BUNDLE FOR VACUUM MEMBRANE DISTILLATION AND METHOD FOR MAKING SAME; (v) U.S. Patent Application No. 63/648,955 filed on 6-05-2024 for VACUUM MEMBRANE DISTILLATION INTEGRATED CRYSTALLIZATION REACTOR SYSTEM AND METHOR; and family members of the foregoing and (vi) any other patent secured by Licensor and/or any of its Affiliates after the Effective Date that relates to KMX Technology.

“Licensed Technology” means any and all Intellectual Property, Confidential Information and all other information owned or controlled by, and/or licensed to, Licensor and/or any of its Affiliates that relate to, or are incorporated into, the KMX Technology.

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“Person” means any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.

“Quarter” means the calendar quarters beginning January 1, April 1, July 1, and October 1.

“Royalty” shall have the meaning set forth in Section 2.3(a).

“Second Renewal Term” has the meaning given to that term in Section 6.1(c).

“Smackover Formation License” means certain license rights to be provided by Licensor to TETRA Technologies, Inc., at Licensor sole and absolute discretion, for the use of KMX VMD Unit(s) to concentrate and/or extract lithium from brine on property owned or controlled by TETRA Technologies, Inc. in Lafayette County and /or Columbia County, Arkansas, comprising a section of the Smackover Formation. The Smackover Formation License rights are expressly excluded from the Field of Use and Territory.

“Term” means the Initial Term and, if applicable, together with (i) the First Renewal Term if exercised by Licensee after satisfying the purchase requirements of KMX VMD Units as specified in Section 6.1(b) and (ii) the Second Renewal Term if exercised by Licensee after satisfying the purchase requirements of KMX VMD Units as specified in Section 6.1(c). For the avoidance of doubt, the Term will expire either at the end of the Initial Term, or as appropriate, at the end of the First Renewal Term or at the end of the Second Renewal Term.

“Territory” means the internationally recognized boundaries of Bahrain, Canada, Cyprus, Egypt, India, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Palestine, Qatar, Saudi Arabia, Turkey, United Arab Emirates and the United States of America. The Territory shall specifically exclude the area falling within the Smackover Formation License.

1.2	Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meaning in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The term “or” is not exclusive. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

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(c) The Parties hereto acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) Captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

ARTICLE II
EXCLUSIVE LICENSE AND ROYALTY PAYMENTS

Section 2.1 Grant by Licensor. Subject to the provisions hereof, Licensor, on behalf of itself and its’ Affiliates, hereby grants to Licensee and its’ Affiliates during the Term hereof an irrevocable, exclusive license to the Licensed Technology with the full rights to sublicense, use market, sell, lease, import, export, install, operate, maintain and repair KMX VMD Units.

For the avoidance of doubt, (i) the grant of license hereunder is specifically limited to the Field of Use within the Territory and no right, or license is hereby provided to Licensee for any application or use falling outside the Field of Use or covering any area that is outside the Territory; and (ii) the grant of license hereunder is contingent upon Licensee’s obligation to purchase KMX VMD Units exclusively and only from Licensor pursuant to the terms hereof and no license is hereby provided to Licensee to: (a) reverse engineer any KMX VMD Unit or otherwise disassemble, assess or analyze any KMX VMD Unit for any purpose other than to perform required maintenance or repair or (b) manufacture, fabricate, or assemble any KMX VMD Unit (other than the repair, maintenance, mobilization and/or demobilization of same).

Section 2.2 Exclusivity Covenants By Licensor.

(a) As part of this exclusive license grant to Licensee Licensor covenants, represents, and warrants to Licensee that other than Licensee:

1) Except as agreed to by Licensee in accordance with Section 2.2(a)(3) immediately below, Licensor will not license to any Person the use of the Licensed Technology within the Territory for any and all applications falling within the Field of Use;

2) Except as agreed to by Licensee in accordance with Section 2.2(a)(3) immediately below, Licensor will not directly or indirectly assist any other Person to use any KMX VMD Unit within the Territory for any and all applications falling within the Field of Use; and

3) Licensor will not offer to sell, rent, lease, and/or otherwise dispose of any KMX VMD Unit, and/or license any KMX VMD Unit, to Person for use within the Field of Use and inside the boundaries of the Territory without the express written consent of Licensee. Should such consent be provided to Licensor, which consent shall be provided at the sole discretion of Licensee, Licensee shall be compensated and paid a commission by Licensor in an amount equal to Twenty percent (20%) of the net revenue (exclusive of costs charged on account of any taxes, freight, insurance and installation) paid to Licensor on account of each such sale of a KMX VMD Unit, with payment to be made by Licensor to Licensee in one lump sum following the receipt by Licensor of final payment from the customer.

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(b) Licensor further agrees to expressly exclude the Field of Use within the Territory from all licenses granted by Licensor (including without limitation any implied licenses) to any Person after the Effective Date.

Section 2.3 Royalty Payment

(a) In consideration of the license granted under this Agreement, Licensee will pay to Licensor a royalty (the “Royalty”) comprised solely of Five Hundred Thousand (500,000) common shares of Licensee (the “Shares”), by a date that is no later than March 15, 2025.

(b) The Shares are and shall be subject to the terms of a Registration Rights Agreement dated concurrently with the date on which the Shares are issued by the Licensee and entered into by the Parties granting piggyback registration rights to the Licensor for the Shares. Unless otherwise agreed to by the Parties, or reasonably modified in writing by Licensee to account high volume trading days, the Shares, upon the earlier to occur of (i) effectiveness of a registration covering the Shares or (ii) the expiration of the relevant holding period pursuant to Rule 144 of the Securities Act of 1933 (17 CFR § 230.144), will be freely tradeable by Licensor at the rate of Sixty Two Thousand Five Hundred (62,500) Shares for each period of thirty (30) days beginning from the earlier to occur of (i) or (ii) above. All trades shall be facilitated exclusively through a broker designated by Licensee and acceptable to Licensor.

Section 2.4 Business Activity Reports. Within sixty (60) days after the end of each Quarter, Licensee shall deliver to the Licensor an accurate report, giving such particulars of the business conducted by Licensee during such Quarter as are pertinent to account for business development activity, sales, perspective sales and actual and anticipated orders for KMX VMD Units together with expected sale and delivery schedules. Except to the extent required by law, the Licensor shall not use or disclose any information contained in any reports provided to the Licensor under this Section 2.4 and shall maintain all such reports and information in confidence as the Confidential Information of Licensee.

Section 2.5 No Implied Duty to Exploit or Pay Minimum Royalties. Subject to the provisions governing term of this Agreement as set forth in Article VI hereunder, Licensor expressly agrees that Licensee shall not have any implied obligation beyond that expressly stated in this Agreement to market or exploit the Licensed Technology or to use any level of efforts in the marketing or exploiting of such Licensed Technology. In addition, Licensor agrees that the Royalty it has received is an adequate consideration and such consideration satisfies all consideration to meet any express or implied obligation of Licensee to exploit the Licensed Technology licensed exclusively hereunder.

Section 2.6 Improvements. During the term of this Agreement, Licensor shall advise Licensee of any technical improvements and/or inventions relating to the Licensed Technology including but not limited to any new patent applications related to the Licensed Technology. All such improvements and/or inventions shall become part of the Licensed Technology.

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Section 2.7 Purchase and Sale of KMX VMD Units.

(a) Licensee hereby covenants and agrees to purchase all of its’ requirements of KMX VMD Units exclusively from Licensor pursuant to the terms hereof. For the avoidance of doubt, this exclusivity restriction on Licensee is limited to Licensee purchasing from Licensor fully-assembled KMX VMD Units and does not extend to any individual part, or component contained within a KMX VMD Unit that are readily available from third parties without infringing on Licensor’s rights under this Agreement (including without limitation, reverse engineering or using any of Licensor’s Confidential Information or its proprietary KMX Technology).

(b) The purchase of all KMX VMD Units by Licensee from Licensor shall be governed by the terms and conditions attached hereto as Attachment A.

(c) Pricing of KMX VMD Units shall be determined as set forth in the table below (and all notes set forth below the table):

●	KMX VMD Unit and all components	Cost* + 15% towards profit (actual labor and materials cost with a 15% markup)

●	KMX membrane bundle and housing	Cost* + 20% towards profit

Notes to above table:

* All “Cost(s)” shall be subject to Licensee’s audit rights in accordance with Section 2.8 below and shall equal the sum total of each of the following:

(1)	Actual costs paid by Licensor to outside vendors and/or suppliers, which are not Affiliates of Licensor; plus

(2)	Actual materials costs; plus

(3)	Licensor’s actual direct labor expenses for project management, coordination, fabrication, assembly, installation and commissioning, if any (together with all associated taxes and benefit costs); plus

(4)	Licensor’s internal engineering at Cost rates calculated at Licensor’s published hourly rate, as adjusted from time to time (without regard to actual salaries paid by Licensor to its’ engineering staff).

Front End Engineering and Design (FEED) studies shall not be included as a Cost for the purpose of determining pricing and instead are to be billed and paid for by Licensee to Licensor separately (and in addition to the prices due for the purchase of KMX VMD Units) based on Licensor’s standard hourly rates.

(d) Should at anytime during the term of this Agreement, Licensor offers any other Person pricing for KMX VMD Units that are based or calculated on pricing terms that are more favorable to such Person than the pricing terms in the table set forth in Section 2.7(c) above, Licensor shall immediately so notify the Licensee and shall further be obligated to match and offer Licensee with similar terms provided to such Person and the pricing table set forth in Section 2.7(c) above shall be modified to reflect such terms offered by Licensor to such Person

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Section 2.8 Records. Upon each anniversary of the Effective Date, Licensee shall have the right to audit Licensor’s books and records to review and confirm the actual manufacturing or fabrication costs paid or incurred by Licensor for each KMX VMD Unit purchased by Licensee during the prior year so as to confirm the accuracy of the purchase price paid by Licensee for each such KMX VMD Unit. Each such audit shall be conducted by a reputable and nationally recognized third party certified public accountant selected by Licensee. In the event that any price paid by Licensee is determined to have been incorrectly calculated, the amount of the discrepancy shall be paid to the Party entitled thereto, together with interest on such amounts at the prime rate in effect at the conclusion of the audit. The audit shall be conducted confidentially at the cost and expense of the Licensee.

Section 2.9 Licensee’s Obligations. During the term of this Agreement and in addition to its obligations set forth above, Licensee hereby covenants and agrees to:

(a) exclusively purchase from Licensor KMX VMD as set forth in Section 2.7(a) above.

(b) refrain from marketing, distributing or selling KMX VMD Units that are either (i) to be used, installed or operated outside the Territory or (ii) utilized for any application or function that is not part of the Field of Use;

(c) in marketing the KMX VMD Units, take commercially reasonable steps so that KMX VMD Units will not carry any commercial name or brand other than the trademark or brand of KMX, or the trademark or brand KMX in conjunction with Stardust;

(d) Use commercially reasonable efforts to employ a sales staff knowledgeable in the marketing of KMX VMD Units;

(e) Use commercially reasonable efforts to provide customer service functions within the Territory and Field of Use;

(f) Use commercially reasonable efforts to cooperate with Licensor to market KMX VMD Units obtained from Licensor, including consideration of suggestions of Licensor’s advertising and promotional efforts and materials;

(g) Participate in programs (distribution, marketing, sales, customer service, technical review or otherwise) that Licensor may adopt from time to time and offer to its licensees, sales representatives and/or distributors;

(h) Comply with any and all laws, statutes, rules, regulations, permits or ordinances that relate to the sale of KMX VMD Units within the Territory and Field of Use and pay all income, sales, and other taxes imposed on the purchase, sale, storage and use of same. Licensee shall obtain and comply with any and all pertinent licenses and permits that may be required under local law in order to legally allow Licensee to market and sell KMX VMD Units within the Territory and Field of Use. Licensee further agrees to provide Licensor with copies of any and all licenses required to be obtained by Licensee as provided above;

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(i) Inform Licensor of any laws, rule, regulations, facts or opinions relevant, or likely to be relevant, in relation to the marketing and sale of KMX VMD Units within the Field of Use and Territory so that Licensor can ensure that the KMX VMD Units meet local regulations relating to standards, safety, labeling and the like;

(j) Promptly notify Licensor in writing of any threatened litigation or any claims involving alleged defective KMX VMD Units obtained from Licensor causing injury to persons or property;

(k) Provide purchasers of KMX VMD Units with Licensor supplied product warranty certificates along with Licensor supplied (written) use and handling instructions; and

(l) Not make any warranty or representations as to any KMX VMD Unit which expands Licensor’s product warranties set forth in Attachment A.

ARTICLE III
WARRANTIES AND LIMITATION OF LIABILITY

Section 3.1 Warranty. Licensor is the owner of the Licensed Technology and has the right, power, and authority to grant the license and rights set forth herein, and no Person has asserted against Licensor a claim orally or in writing that the third party claims superior, joint or common ownership, including any claim of right or license that allows such Person to use the Licensed Technology within the Field of Use and inside the boundaries of the Territory. The use of the Licensed Technology and/or any KMX VMD Unit by Licensee in any manner contemplated under this Agreement does not infringe or misappropriate the Intellectual Property of any Person.

Section 3.2 EXCLUSION OF INCIDENTAL AND CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND INCLUDING LOST PROFITS, LOSS OF BUSINESS, OR OTHER ECONOMIC DAMAGE AS A RESULT OF A BREACH OF THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE IV
INDEMNIFICATION

Section 4.1 Indemnification.

(a) Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates, and their customers (the “Indemnitees”) from and against all liability, claims, reasonable attorneys’ fees and other litigation expenses, costs, expenses, fines, demands, judgments, suits and causes of action of every kind and character (the “Claims”) arising in favor of any person, corporation, governmental authority or entity, partnership, or other entity, in any way incident to or in connection with or arising out of infringement or misappropriation of any Intellectual Property right of a third party by the making, using, selling, or offering to sell systems and methods included as part of the Licensed Technology.

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(b) An Indemnitee shall provide written notice to Licensor of a Claim within thirty (30) days after such Claim is asserted in writing or by legal action against such Indemnitee or any of the Affiliates or customers of such Indemnitee. Upon receipt of such notice from such Indemnitee, the Licensor shall notify such Indemnitee in writing within ten (10) days as to whether the Licensor shall assume the defense of such Claim under this Agreement. Such Indemnitee’s failure to so notify the Licensor shall not relieve the Licensor from any obligation which the Licensor would otherwise have pursuant to this Agreement except to the extent that the Licensor has been materially prejudiced by such failure to so notify. If the Licensor notifies such Indemnitee that the Licensor intends to assume the defense of such Claim, the Licensor shall control the defense of such Claim with legal counsel reasonably acceptable to such Indemnitee and shall be entitled to settle such Claim, except that the Licensor shall not enter into any settlement agreement, agreed order, consent judgment, or the like which is binding on such Indemnitee without such Indemnitee’s consent. Notwithstanding the foregoing, the Licensor shall be entitled to settle the Claim without the consent of such Indemnitee so long as a full and unconditional release is provided to such Indemnitee and no agreed order, consent judgment or the like is entered to the prejudice of such Indemnitee. Notwithstanding the election of the Licensor to assume the defense of such Claim, such Indemnitee shall have the right to employ separate counsel and participate in the defense of such Claim at its sole cost. If the Licensor does not notify such Indemnitee that the Licensor intends to assume the defense of such Claim as contemplated above, such Indemnitee shall control the defense and settlement of such Claim, and the Licensor shall reimburse such Indemnitee for the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Indemnitee in such defense.

ARTICLE V
DUTY TO PROSECUTE ALLEGED INFRINGEMENT

Section 5.1 Notice. If either Party at any time shall become aware or receive notice of any unauthorized use or other infringement of the Licensed Patent, then such Party shall promptly give written notice thereof to other Party setting forth all information in such Party’s possession regarding such infringement. In the event that a third party is infringing upon the Licensed Patent, Licensee may make written demand upon Licensor to abate such infringement stating in the demand the name of the infringer and the place and circumstances of the infringement.

Section 5.2 Infringement Litigation and Patent Prosecution.

(a) Except as provided in Section 5.2(b) below, Licensor shall be solely responsible for and retain the legal right to bring a legal action for infringement of the Licensed Patent and to seek the recovery of damages. Upon notice of such an infringement, within ninety (90) days of notice of infringement of the Licensed Patent, Licensor shall bring a legal action for such patent infringement or negotiate the cessation of such infringement and shall fund such litigation subject to the adjustment of expenses discussed below. The Licensor shall have the right to sue and recover past, present, and future damages incurred by both Licensor and Licensee. The Licensor shall have the right and option to name Licensee as a party plaintiff in such suit, and shall seek any damages incurred as a result of such infringement of the Licensed Patent. Any amount awarded or paid as a result of such legal action shall be first allocated in reimbursement of any costs and expenses incurred by Licensor in pursuing such action, with any remaining amounts to be paid to Licensor and Licensee based on the amount of damages caused by the infringement as found by the court or as agreed to through settlement, with all damages for uses of the system or method being paid to Licensee and the remainder of the damages being paid to Licensor. Licensee shall have the right to employ separate counsel and participate in the prosecution of the infringement cause of action at its sole cost.

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(b) In the event that Licensor fails to file an infringement suit within the ninety (90) day period set forth in Section 5.2(a) with respect to the patent infringement cause of action set forth in such notice or fails to diligently prosecute such infringement suit thereafter, then, Licensee shall have the right to discontinue paying all Royalties under this Agreement until such infringement is remedied. In addition, upon receipt by Licensor of written notice from Licensee of Licensee’s intent to prosecute such infringement action hereunder, Licensor hereby assigns such cause of action to Licensee, including the right to sue for injunctive relief and damages. Licensee shall then have the right to sue such infringer or infringers in the notice of infringement and recover past, present, and future damages incurred by both Licensor and Licensee. Licensee shall have the right and option to name Licensor as a party plaintiff in such suit. Any amount awarded or paid as a result of such legal action shall be first allocated in reimbursement of any costs and expenses incurred by Licensee in pursuing such action, with any remaining amounts to be paid to Licensor and Licensee based on the amount of damages caused by the infringement as found by the court or as agreed to through settlement, with all damages for uses of the system or method being paid to Licensee and the remainder of the damages being paid to Licensor. Each Party shall reasonably cooperate with the other Party in the prosecution of any infringement action, whether under Section 5.2(a) or (b), at each Party’s own separate cost.

(c) The Licensor shall be responsible for the prosecution of every patent application comprising a part of the Licensed Technology, if any, filed by Licensor following the Effective Date and shall prosecute the foregoing diligently and in accordance with the applicable law. The Licensor shall provide copies of all papers filed by Licensor or received by Licensor from the United States Patent and Trademark Office or applicable patent office with respect to the foregoing prosecution.

ARTICLE VI
TERM, TERMINATION, AND ASSIGNMENT

Section 6.1 Term.

(a) The initial term of this Agreement (the “Initial Term”) begins on the Effective Date and ends upon either of the following dates determined as of NASDAQ stock market close on the date that is 240 days following the Effective Date:

(1)	In the event that the Actual Royalty Amount is less than the sum of Two Million ($2,000,000) Dollars, the second (2nd) anniversary of the Effective Date; or

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(2)	In the event that the Actual Royalty Amount is equal to or greater than the sum of Two Million ($2,000,000) Dollars but less than Eight Million ($8,000,000) Dollars, the Fifth (5th) anniversary of the Effective Date; or

(3)	In the event that the Actual Royalty Amount is equal to the sum of Eight Million ($8,000,000) Dollars or more, the Seventh (7th) anniversary of the Effective Date.

(b) The term of this Agreement may be renewed by Licensee, at its sole option, upon the expiration of the Initial Term for additional five (5) tear term (the “First Renewal Term”) if Licensee acquires three (3) or more KMX VMD Units with a minimum size of five (5) gallons per minute (gpm) for delivery during the Initial Term.

(c) The term of this Agreement may be further renewed by Licensee, at its sole option, upon the expiration of the First Renewal Term for additional five (5) tear term (the “Second Renewal Term”) if Licensee acquires five (5) or more KMX VMD Units with a minimum size of five (5) gpm for delivery during the First Renewal Term.

(d) Notwithstanding the expiration of the Initial Term, the First Renewal Term or the Second Renewal Term, Licensee and Licensee’s customers shall retain the right and license to operate and commercially exploit the use of each KMX VMD Unit purchased by Licensee in accordance with this Agreement.

Section 6.2 Termination by Licensor. Licensor may terminate this Agreement with immediate effect by delivering written notice to Licensee upon the occurrence of any of the following:

(a) Licensee is in material breach of any of its obligations hereunder and fails to remedy such breach within sixty (60) days of receipt of written notice from Licensor of such material breach;

(b) Licensee makes an assignment for the benefit of creditors, or has a receiver, trustee in bankruptcy, or similar officer appointed to take charge of all or part of Licensee’s property; or

(c) the expiration of the last to expire of any valid claim of a Licensed Patent.

Section 6.3 Termination by Licensee. Licensee may terminate this Agreement with immediate effect by delivering written notice to Licensor upon the occurrence of any of the following:

(a) Licensor is in material breach of any of its obligations hereunder and fails to remedy such breach within sixty (60) days of receipt of written notice from Licensee of such material breach;

(b) Licensee provides written notice of termination, for Licensee’s convenience, at least six (6) months prior to the effective date of termination in said notice of termination; or

(c) Licensor makes an assignment for the benefit of creditors, or has a receiver, trustee in bankruptcy, or similar officer appointed to take charge of all or part of Licensor’s property.

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Section 6.4 Survival. The expiration of the term of this Agreement or its earlier termination shall not relieve Licensor or Licensee of any liability for any breach hereof occurring prior to such expiration or termination. In addition, the rights and obligations of the Parties under this Section 6.4, Section 1.2, and Articles III, IV and VII shall survive any termination of this Agreement.

Section 6.5 Assignment. The rights and obligations incident to this Agreement shall be binding upon and inure to the benefit of the Parties, their Affiliates, and their successors. Licensee shall have the right to assign or transfer the Agreement, including all rights and obligations hereunder, without the approval or consent of Licensor to: (i) any entity that acquires substantially all of the assets of Licensee or the assets associated with this Agreement; (ii) any Affiliate of Licensee; or (iii) any successor entity in merger, consolidation, or acquisition involving Licensee; provided, that, such assignee or transferee shall thereafter be deemed to have assumed the obligations contained in and be subject to this Agreement. The Licensor shall not assign or transfer this Agreement, including by merger, acquisition, or operation of law, without the prior written consent of Licensee, and Licensor further agrees that Licensor shall not assign a Patent Application, the Licensed Technology, or any Licensed Future Patent without also assigning this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the Parties. No modification or amendment to this Agreement will be valid or binding unless reduced to writing and duly executed and delivered by the Party to be bound thereby. No terms in any written order or acknowledgment that add to or change the terms of this Agreement shall be of any force and effect, whether or not the Party receiving the same signs the order or acknowledgment or otherwise indicates its acceptance, unless such Party expressly refers to the specific addition or change in question as a modification of this Agreement.

Section 7.2 Governing Law. This Agreement, and all the rights and duties of the Parties arising from or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, excluding Delaware’s conflict of laws rules or similar principles which would refer to or apply the substantive laws of another jurisdiction.

Section 7.3 Force Majeure. No delay in or failure of performance by a Party hereto shall constitute a default, or a non-compliance with any obligation hereunder, or give rise to any claim for damages against said Party by the other Party if and to the extent such delay or failure is caused by Force Majeure provided, however, the Party claiming Force Majeure must notify the other Party in writing within thirty (30) days of its occurrence. In any such event, the party unable to perform shall be required to resume performance of its obligations under this Agreement upon the termination of the event or cause that excused performance hereunder.

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Section 7.4 Notices.

(a) All notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such Party may designate by written notice to the other Party):

if to any Licensor, to the following address:

KMX Technologies, Inc
29 Low Road

Sharon, CT, 06069

Attention: Zachary Sadow

with a copy (which shall not constitute notice) to:

Dan Elias, Esq

13 East South 32nd Street

Long Beach Township, N.J. 08008

if to Licensee, to the following address:

Stardust Power, Inc.
9112 N. Kelly Avenue
STE C
Oklahoma City, OK 73131

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after the date of deposit with the delivery service.

(b) Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Party entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

(c) Either Party may change its address for notice by giving notice to the other Party of the change. Notice shall be effective upon receipt.

Section 7.5 Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement, or the occurrence of any event rendering any portion or provision of this Agreement void shall in no way affect the validity or enforceability of any other portion or provision of this Agreement. Any invalid, illegal, unenforceable or void provision shall be deemed severed from this Agreement and the balance of this Agreement shall be construed and enforced as if this Agreement did not contain the particular portion or provision held to be invalid, illegal, unenforceable or void. Licensor and Licensee further agree to reform this Agreement to replace any stricken provision with a valid provision that comes as close as possible to the intent of the stricken provision. The provisions of this Section 7.4 shall not prevent the entire Agreement from being void should a provision which is the essence of this Agreement be determined to be invalid, illegal, unenforceable or void.

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Section 7.6 No Waiver. The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the right of such Party to require performance of that provision. Any waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

Section 7.7 Relationship of the Parties. Nothing in this Agreement shall be construed to constitute either Party the agent, partner, or joint venturer of the other Party, nor shall either Party have any authority to bind the other Party in any respect, it being expressly intended that each Party shall remain an independent contractor.

Section 7.8 No Third Party Beneficiaries. Except as provided in Section 4.1, nothing in this Agreement, express or implied, shall give to any person, other than the Parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 7.9 Headings. Except for the section headings in Article I, the headings of the articles and sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(Signatures Appear on the Following Page)

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

Stardust Power, Inc.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer

KMX Technologies, Inc.

By:	/s/ Zachary Sadow
Name:	Zachary Sadow
Title:	Chief Executive Officer

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Exhibit A

Terms and Conditions of Purchase

To be completed prior to the sale of the first KMX VMD Unit

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